UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2008

CHINA WIND SYSTEMS, INC.

(Exact name of registrant as specified in Charter)

Delaware	33-16335	74-2235008
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China

 (Address of Principal Executive Offices)

(86) 51083397559

 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 981-6767
Fax: (212) 930 - 9725
E-mail: alevitsky@srff.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 28, 2008, the Board elected Raymond Pirtle, Jr. as a director. Mr. Pirtle will also serve on the Company’s audit and compensation committees.

Mr. Pirtle has served as chief manager of Claridge Company, LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. Mr. Pirtle was a founder and served as senior managing director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He served as managing director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001. Prior to that time, he was a General Partner of J.C. Bradford & Co. from 1966 to 1989. Mr. Pirtle currently serves as a director of Premiere Global Services, Inc., IceWeb, Inc. and Tricell, Inc. Mr. Pirtle is also a member of the audit committee of Premiere Global Services, Inc. and IceWeb, Inc.

For services as a director and member of the audit and compensation committee, the Company shall pay Mr. Pirtle an annual fee of $10,000, payable quarterly, and will issue to Mr. Pirtle 15,000 shares of common stock, which represents the number of shares that has a value of $30,000 on April 28, 2008. In addition, Mr. Pirtle will receive $5,000 for each meeting that he attends in person after the first meeting, and if a meeting at which Mr. Pirtle attends in person requires two days of meetings, Mr. Pirtle will be paid $3,000 per day for each additional day. If his duties require him to devote more than an average of ten hours per month, the Company shall pay Mr. Pirtle $375 for each hour or partial hour that his monthly time exceeds ten hours.

On April 30, 2008, Shike Zhu resigned from our Board of Directors. The resignation of Mr. Zhu did not stem from any disagreement with the Company. Mr. Zhu will continue as a consultant to the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Agreement, dated April 28, 2008, by and between China Wind Systems, Inc. and Raymond Pirtle, Jr.

Exhibit 99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2008	China Wind Systems, Inc.

	By:	/s/ Adam Wasserman
Adam Wasserman Chief Financial Officer